UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2005
GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95670

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
916-355-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments
On December 22, 2005, the Company’s management concluded that a material charge in the range of $165 million to $175 million is required to be recorded in the fourth quarter 2005 under generally accepted accounting principles, mainly for the Atlas® V inventory currently carried on the Company’s balance sheet and an additional amount for estimated future contract losses. The charge will include up to approximately $10 million of possible cash expenditures over the next two years. As a consequence of the charge, shareholders’ equity will become negative.
As previously reported in the Company’s periodic reports filed with Securities and Exchange Commission (see discussion in Note 4 of Notes to Unaudited Condensed Consolidated Financial Statements of our Form 10-Q for the fiscal quarter ended August 31, 2005), recovery of the Atlas V inventory has been subject to several uncertainties. Until recently, the Company believed that a contract restructuring, projected to occur in late 2005, would permit recovery of inventoried development and production costs. This belief was based on prior statements by government officials regarding funding for the Evolved Expendable Launch Vehicle program, and ongoing discussions with the prime contractor over a long period of time, including requests for historical costs and past investment. Recently, the Company learned that government funding is not available to recover past costs, and as a result, the Company concluded renegotiation of the contract was in its best interest to prevent further investment in this historically unprofitable program. Accordingly, on December 22, 2005, the Company reached an agreement with Lockheed Martin Corporation, which spells out the renegotiated terms.
Item 7.01. Regulation FD Disclosure
On December 28, 2005, the Company issued a press release announcing the expected fourth quarter fiscal 2005 pretax charge associated with the write-down of the Atlas inventory.
A copy of this press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description

99.1	GenCorp Inc.’s press release dated December 28, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.
By:	/s/ Mark A. Whitney
	Name:	Mark A. Whitney
	Title:	Vice President, Law; Deputy General Counsel and Assistant Secretary

Dated: December 28, 2005

Exhibit Index

Exhibit No.	Description

99.1	GenCorp Inc.’s press release dated December 28, 2005.